PRICING SUPPLEMENT Dated September 3, 2024
Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-260359
Supplementing the Preliminary Prospectus
Supplement, dated September 3, 2024, and
the Base Prospectus, dated October 19, 2021

AerCap Ireland Capital Designated Activity Company
AerCap Global Aviation Trust

$1,300,000,000 4.625% Senior Notes due 2029
$1,100,000,000 4.950% Senior Notes due 2034

Guaranteed by:
AerCap Holdings N.V.

Pricing supplement, dated September 3, 2024 (this “Pricing Supplement”), to the Preliminary Prospectus Supplement, dated September 3, 2024 (the “Preliminary Prospectus Supplement”), and the related Base Prospectus, dated October 19, 2021 (the “Base Prospectus” and, together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and the Base Prospectus, the “Prospectus”), of AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust.

This Pricing Supplement relates only to the securities described below and should only be read together with the Prospectus. This Pricing Supplement is qualified in its entirety by reference to the Prospectus. The information in this Pricing Supplement supplements the Prospectus and supersedes the information in the Prospectus to the extent inconsistent with the information in the Prospectus.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

Issuers:	AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust
Notes Offered:	4.625% Senior Notes due 2029 (the “2029 Notes”) 4.950% Senior Notes due 2034 (the “2034 Notes” and, together with the 2029 Notes, the “Notes”)

Ratings[1]:	Baa1 / BBB+ / BBB (Moody’s / S&P / Fitch)
Distribution:	SEC Registered
Trade Date:	September 3, 2024
Settlement Date:
September 10, 2024 (T+5)

We expect that delivery of the Notes will be made to investors on or about September 10, 2024, which will be the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the first business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the first business day before the date of delivery should consult their advisors.

Principal Amount:	2029 Notes: $1,300,000,000 2034 Notes: $1,100,000,000
Maturity Date:	2029 Notes: September 10, 2029 2034 Notes: September 10, 2034
Coupon:	2029 Notes: 4.625% 2034 Notes: 4.950%
Issue Price to Public:	2029 Notes: 99.414% of the principal amount 2034 Notes: 98.437% of the principal amount In each case, plus accrued interest, if any, from September 10, 2024
Gross Proceeds:	2029 Notes: $1,292,382,000 2034 Notes: $1,082,807,000
Benchmark Treasury:	2029 Notes: UST 3.625% due August 31, 2029 2034 Notes: UST 3.875% due August 15, 2034

1 These ratings have been provided by Moody’s, S&P and Fitch. A securities rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time and each rating should be evaluated independently of any other rating.

Benchmark Treasury Price:	2029 Notes: 99-27¼ 2034 Notes: 100-06
Benchmark Treasury Yield:	2029 Notes: 3.658% 2034 Notes: 3.852%
Spread to Benchmark Treasury:	2029 Notes: +110 basis points 2034 Notes: +130 basis points
Yield to Maturity:	2029 Notes: 4.758% 2034 Notes: 5.152%
Interest Payment Dates:	2029 Notes: March 10 and September 10, beginning on March 10, 2025 2034 Notes: March 10 and September 10, beginning on March 10, 2025
Optional Redemption:
2029 Notes: Following issuance and prior to August 10, 2029, make-whole call at T+20 basis points.  At any time on or after August 10, 2029, par call.
2034 Notes: Following issuance and prior to June 10, 2034 make-whole call at T+20 basis points.  At any time on or after June 10, 2034, par call.

Optional Tax Redemption:
If the Issuers become obligated to pay any additional amounts as a result of any change in the law of Ireland or certain other relevant taxing jurisdictions that is announced or becomes effective on or after the date on which the Notes are issued (or the date the relevant taxing jurisdiction became applicable, if later), the Issuers may redeem the Notes at their option in whole, but not in part, at any time at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date and additional amounts, if any.

CUSIP / ISIN:	2029 Notes: 00774MBL8 / US00774MBL81 2034 Notes: 00774MBM6 / US00774MBM64
Other Information

Denominations:	$150,000 and integral multiples of $1,000 in excess thereof
Underwriters:
Joint Book-Running Managers:

RBC Capital Markets, LLC
Wells Fargo Securities, LLC
BofA Securities, Inc.
HSBC Securities (USA) Inc.
Fifth Third Securities, Inc.
SG Americas Securities, LLC
BNP Paribas Securities Corp.
Credit Agricole Securities (USA) Inc.
Deutsche Bank Securities Inc.
TD Securities (USA) LLC
Truist Securities, Inc.
ING Financial Markets LLC

THIS INFORMATION DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE SECURITIES OR THIS OFFERING. PLEASE REFER TO THE PROSPECTUS FOR A COMPLETE DESCRIPTION.

THE ISSUERS HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUERS HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUERS AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS BY CALLING RBC CAPITAL MARKETS, LLC TOLL-FREE AT +1 (866) 375-6829, WELLS FARGO SECURITIES, LLC TOLL-FREE AT +1 (800) 645-3751, BOFA SECURITIES, INC. TOLL-FREE AT +1 (800) 294-1322, HSBC SECURITIES (USA) INC. TOLL-FREE AT +1 (866) 811-8049, FIFTH THIRD SECURITIES, INC. TOLL-FREE AT +1 (866) 531-5353 OR SG AMERICAS SECURITIES, LLC TOLL-FREE AT +1 (855) 881-2108.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

THIS COMMUNICATION IS NOT INTENDED TO BE A CONFIRMATION AS REQUIRED UNDER RULE 10b-10 OF THE SECURITIES EXCHANGE ACT OF 1934. A FORMAL CONFIRMATION WILL BE DELIVERED TO YOU SEPARATELY.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER SYSTEM.